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                                 EXHIBIT 12.1




RATIO OF EARNINGS TO FIXED CHARGE:

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                                                          Three                Three               Nine             Nine
                                                       Months Ended         Months Ended        Months Ended     Months Ended
                                                       September 30,        September 30,      September 30,      September 30,
                                                           1997                 1998                1997              1998
                                                     ----------------     -------------       --------------    ---------------
Income before provision for                               $1,607               $4,390             $ 3,706           $2,477
income taxes
   Add fixed charges
Interest costs including amortization
of debt issuance cost                                        245                  723                 653            1,376
                                                          ------               ------             -------          -------
   Earnings                                               $1,852               $5,113             $ 4,359           $3,853

Fixed charges:
Interest expense including
amortization of debt issuance costs                          245                  723                 653            1,376
Capitalized interest                                       1,620                2,540               4,600            6,800
                                                          ------               ------             -------          -------
Total fixed charges                                       $1,865               $3,986              $5,253           $8,176
                                                          ------               ------             -------          -------
   Ratio  of earnings to fixed charges                         -                                        -             N/A
Excess (deficiency) of earnings to
cover fixed charges                                       $  (13)              $1,127              $ (894)         $(4,323)
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